Exhibit 99.1

Luxfer to Report 2019 Fourth Quarter and Year-end Financial Results on March 4 and Host Conference Call on March 5

MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE: LXFR), a global manufacturer of highly-engineered industrial materials, announced today that it will release financial results for the fourth quarter and year ended December 31, 2019, after the market closes on Wednesday, March 4, 2020. Luxfer has scheduled a conference call at 8:30 a.m. U.S. Eastern Time on Thursday, March 5, 2020.

The Luxfer annual report on Form 10-K for 2019 will be available online prior to the call at www.luxfer.com and on the U.S. Securities and Exchange Commission website at www.sec.gov.

U.S. participants may access the conference call by telephoning 877-341-8545. U.K. participants may call 08000288438. Participants from other countries may call +1-908-982-4601. The participant conference ID code is 2090569.

Please begin the call-in procedure at least 15 minutes before the conference call starts. The call is expected to last about one hour.

Use the following link to access the live or archived webcast for the conference call:
https://event.on24.com/wcc/r/2179922-1/31109C9FF5C704C93F000D5128CC802D

A recording of the conference call will be available for replay two hours after the completion of the call and will remain accessible until the next quarterly report is released. To hear the recording, call 800-585-8367 in the U.S., 08009172646 in the U.K. and +1-404-537-3406 in other countries. Enter conference ID code 2090569 when prompted. Slides used in the presentation and a recording of the call will also be available in the investor relations section of the Luxfer website at www.luxfer.com.

About Luxfer Holdings PLC (“Luxfer”)

Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contacts
Luxfer Holdings, PLC
Heather Harding, Chief Financial Officer
+1 414-269-2419
Investor.relations@luxfer.com